UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 11, 2025

Date of Report (Date of earliest event reported)

ECD AUTOMOTIVE DESIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41497	86-2559175
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4390 Industrial Lane Kissimmee, Florida	34758
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 483-4825

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ECDA	The Nasdaq Stock Market LLC
Warrants	ECDAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 11, 2025, ECD Automotive Design, Inc. (the “Company”) received a telephone call (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, the warrant the Company issued to pay outstanding legal fees on September 24, 2025 (the “Warrant”) violated Nasdaq Rule 5635(d) (the “Rule”). The Company amended the Warrant on October 1, 2025 to make the Warrant compliant with the Rule. Nasdaq requested that the Company publicly disclose that the Company was in violation of the Rule upon issuance of the Warrant and that the Company regained compliance with the Rule when it entered into the amendment of the Warrant.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2025, the Company entered into agreements with Emily Humble, the Company’s Chief Product Officer, and Thomas Humble, the Company’s Chief Experience Officer, setting forth the terms and conditions of the cessation of the Company’s employment of Emily Humble and Thomas Humble (collectively the “Separation Agreements”). Pursuant to the Separation Agreements, the employment with the Company of both Emily Humble and Thomas Humble terminated on November 11, 2025. In accordance with the Separation Agreement the Company will pay Emily Humble and Thomas Humble their regular base salary at the annual rate of $320,000 to and through the Termination Date and the Company will reimburse Emily Humble and Thomas Humble for all unreimbursed business expenses incurred per existing Company policies, provided such expenses are or have been submitted for reimbursement to the Company in a manner consistent with Company policy no later than 10 days after the Termination Date.

As consideration for execution, delivery and performance of each of the Separation Agreements, and in exchange for the promises, covenants, releases and waivers set forth herein, the Company will provide Emily Humble and Thomas Humble the following payments and benefits, to which both Emily Humble and Thomas Humble expressly acknowledges they would not otherwise be entitled:

1.	Cash Payment. The Company will pay to each Emily Humble and Thomas Humble as severance pay, less applicable withholdings and deductions, $172,000, which amount is equal to six (6) months of base salary as of the Termination Date (i.e., $160,000) plus six (6) months of automobile allowance (i.e., $12,000). Such severance pay shall be paid in six equal consecutive monthly installment payments payable on or before the last day of each applicable calendar month;

2.	Equity Issuance. On or before the last day of each calendar month for six consecutive months beginning May 2026 and ending October 2026, the Company shall issue to each Emily Humble and Thomas Humble as severance pay, that number of shares of the Company’s unregistered common stock, par value $0.0001 per share (the “Common Stock”) valued at $32,000, calculated based on the highest closing price of the Common Stock within the 10 days immediately prior to the applicable issuance; and

3.	Payment of COBRA Premiums. If either to each Emily Humble and/or Thomas Humble elect to continue their health insurance coverage under COBRA, then, for the 6-month period following the Termination Date or until any earlier date that they cease to be eligible for continuation of health insurance coverage under COBRA (the “Benefits Period”), the Company will directly pay to the insurance company the full amount of the COBRA insurance premium for Emily Humble and/or Thomas Humble.

The cessation of the Company’s employment of Emily Humble and Thomas Humble was due to personal reasons and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Emily Humble will continue as a member of the Company’s Board of Directors.

The Separation Agreements also contain provisions relating to Emily Humble and Thomas Humble providing the Company general releases and agreeing to non-competition, non-interference, non-disparagement and confidentiality.

The foregoing description of the Separation Agreement of Emily Humble and the Separation Agreement of Thomas Humble do not purport to be complete and are qualified in their entirety by reference to the actual agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Report.

No.	Description of Exhibit
10.1	Separation Agreement, dated November 11, 2025, between ECD Automotive Design, Inc. and Emily Humble.
10.2	Separation Agreement, dated November 11, 2025, between ECD Automotive Design, Inc. and Thomas Humble.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2025

ECD AUTOMOTIVE DESIGN, INC.

	By:	/s/ Victoria Hay
	Name:	Victoria Hay
	Title:	Chief Financial Officer

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